Exhibit 10.59

DESCRIPTION OF INDEPENDENT DIRECTOR COMPENSATION

Quintiles Transnational Holdings Inc. (the “Company”) is adopting a director compensation plan applicable to its independent directors (as defined under applicable law and in accordance with the rules and regulations of the New York Stock Exchange), upon the effectiveness of the Registration Statement covering the Company’s initial public offering.

Each independent director will receive an annual cash retainer of $60,000, paid quarterly, $2,250 for each board meeting they attended in person and $750 for each meeting they attended by teleconference. The Company will also pay the chairman of its Audit Committee an additional $20,000 annual retainer, paid quarterly, and pay those directors who serve as chairmen of its other board committees an additional $15,000 annual retainer, paid quarterly. The Company will also reimburse reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of the Board of Directors by each of the independent directors. The independent directors will also receive an annual award of stock options ranging between 10,000 and 15,000 shares (subject to such limitations in value or grant size imposed by the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan (the “2013 Plan”)). Independent directors may also be eligible for an additional equity award, in an amount to be determined, upon joining the Company’s Board.

In connection with the initial public offering, the Company’s current independent directors will receive a stock option award of 25,000 shares with an exercise price equal to the initial public offering price to be made under the 2013 Plan.